EXHIBIT 99.1

FOR:                      300 Alexander Park, Suite 204
Princeton, NJ 08540
(609) 716-8200
www.amrepcorp.com

CONTACT:           Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP COMMENCES RIGHTS OFFERING FOR
1,199,242 SHARES OF COMMON STOCK AT $6.25 PER SHARE

Princeton, New Jersey, May 31, 2013 – AMREP Corporation (the “Company”) (NYSE: AXR) today announced its commencement of a rights offering (the “Rights Offering”), which is being extended to all holders of record of the Company’s common stock (the “Common Stock”) at the close of business on May 31, 2013 (the “Record Date”).  The Rights Offering will be carried out through the distribution of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock, as described in the Company’s Prospectus, dated May 31, 2013 (the “Prospectus”).

Record holders of Common Stock as of the Record Date (“Record Holders”) will receive one Right for every share of Common Stock owned of record as of the close of business on the Record Date.  Each Right allows a Record Holder to subscribe for 0.200 of a share of Common Stock (the “Basic Subscription Right”) at the cash price of $6.25 per whole share (the “Subscription Price”).  The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on June 27, 2013, unless extended by the Board of Directors of the Company (as it may be extended, the “Expiration Date”).

In the Rights Offering, the Company is offering an aggregate of 1,199,242 shares of its Common Stock (the “Underlying Shares”) pursuant to the Prospectus.  Fractional shares or cash in lieu of fractional shares will not be issued in the Rights Offering. Fractional shares will be rounded down to the nearest whole number.

In addition, each holder of Rights who exercises their Basic Subscription Right in full will be eligible to subscribe (the “Over-Subscription Privilege”), at the same Subscription Price of $6.25 per whole share, for additional shares of Common Stock subject to the terms and conditions set forth in the Prospectus, in the event Underlying Shares remain unpurchased as of the Expiration Date (the “Excess Shares”).  Each holder of Rights may exercise their Over-Subscription Privilege only if such holder exercised their Basic Subscription Right in full.  If there is not a sufficient number of Excess Shares to satisfy all requests for subscriptions made under the Over-Subscription Privilege, the Company will allocate the Excess Shares pro rata, as described in the Prospectus.

Record Holders will be required to submit payment in full for all of the shares of Common Stock they wish to buy pursuant to the exercise of the Basic Subscription Right and the Over-Subscription Privilege to the subscription agent, Registrar and Transfer Company (the “Subscription Agent”), by no later than 5:00 p.m., New York City time, on the Expiration Date.

Copies of the Prospectus and associated subscription documents may be obtained from the Subscription Agent by calling (800) 368-5948 toll-free.  You may also contact the Subscription Agent if you have any questions on the Rights Offering or require any assistance in exercising your Rights.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor will there be any sale of any securities referred to in this press release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.  The Rights Offering will be made only by means of the Prospectus pursuant to the requirements of the Securities Act of 1933, as amended.